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                                  [LETTERHEAD]


July 7, 1999


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549


To whom it may concern:

The purpose of this letter is to confirm our agreement with the disclosure made by JORE CORPORATION entitled "Change in Accountants" as required under
Item 304(a) of the SEC Rules and Regulations.

We concur with all representations made within the above mentioned disclosure without exception.

Please contact us if we can be of further assistance.


Sincerely,

/s/ Richard F. Shull, CPA

Richard F. Shull, CPA



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